SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NexPoint Strategic Opportunities Fund

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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MEDIA CONTACT: Lucy Bannon | (972) 419-6272 | mediarelations@nexpointadvisors.com

DRAFT. NOT FOR IMMEDIATE RELEASE.

NexPoint Strategic Opportunities Fund Announces Proposal to

Convert Fund to Diversified REIT

Business Change Intended to Increase Shareholder Value, Address Trading Discount, Offer Greater

Liquidity and Income Potential

Fund’s Board and Independent Trustees Unanimously Approve Proposal, Recommend Shareholders

Vote “FOR” Business Change

DALLAS – June 19, 2020 – NexPoint Strategic Opportunities Fund (NYSE:NHF) (“NHF” or the “Fund”), a closed-end fund managed by NexPoint Advisors, L.P. (the “Adviser”), today announced the filing of a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its proposal to covert the Fund from a registered investment company to a real estate investment trust (“REIT”). A notice of a special meeting of shareholders (the “Special Meeting”) was included in the filing.

The proposal to change the Fund’s business from a registered investment company to a diversified REIT and to amend certain fundamental investment restrictions (the “Business Change Proposal”) aims to increase shareholder value.

At the Special Meeting, shareholders are being asked to vote upon the Business Change Proposal and, if approved, to approve the amendment and restatement of the Fund’s Agreement and Declaration of Trust (the “Amendment Proposal” and, together with the Business Change Proposal, the “Proposals”).

The Fund’s Board of Trustees (the “Board”), which includes members who are not interested persons of the Fund (the “Independent Trustees”), reviewed the Proposals at length, and believes they are in the best interest of shareholders.

Adoption of the Business Change Proposal is expected to provide the following benefits to NHF shareholders:

•	Potential to provide investors with a superior risk adjusted return compared to equity, fixed income, and distressed debt markets through real estate investments over the next decade;

•	Potential to reduce the Fund’s historic discount to net asset value (“NAV”), as REITs have, on average, traded more favorable relative to NAV than closed-end funds;

•	Potential to provide greater liquidity for shareholders;

•	Opportunity to take advantage of the current dislocation in the commercial real estate markets; and

•	Potential to position the Fund’s assets to earn greater income for the Fund in an historically low interest rate environment.

Additionally, the Business Change Proposal would expand access to the Adviser’s and affiliates’ (together “NexPoint”) collective real estate capabilities. NexPoint has significant experience underwriting, originating, purchasing, and managing real estate investments. NexPoint manages three publicly traded sector-specific REITs with portfolios consisting of: Class B, value-add multifamily properties; single-family rental homes; hospitality assets; and mortgages.

As such, the Fund has access to a fully integrated, broad institutional real estate investment platform that, as of March 31, 2020, managed approximately $7.8 billion in gross real estate assets.

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MEDIA CONTACT: Lucy Bannon | (972) 419-6272 | mediarelations@nexpointadvisors.com

Given the Adviser’s significant real estate expertise and the potential for the Business Change Proposal to increase shareholder value, the Board, including the Independent Trustees, unanimously recommends that shareholders vote “FOR” the Proposals. Additional information on the potential benefits of the Business Change Proposal, as well as related risks, and the Adviser’s real estate capabilities is available in the preliminary proxy statement.

Business Change Proposal Implementation

If the Proposals are approved by shareholders, the Adviser will begin to transition its business and investments to those of a diversified REIT. At some point during this transition, the Fund will no longer qualify as an “investment company” and will apply to the SEC for an order under the Investment Company Act of 1940 declaring that it has ceased to be an investment company (the “Deregistration Order”). Pending the SEC’s issuance of the Deregistration Order, the Adviser intends to begin realigning the Fund’s portfolio consistent with its new business focus as a diversified REIT. The Adviser anticipates that the implementation period may last up to two years, in which case full implementation will not occur until approximately the middle of 2022, however the Adviser intends to transition its investment portfolio sufficient to qualify as a REIT for tax purposes by the first quarter of 2021.

This time period is an estimate and may vary depending upon the length of the deregistration process with the SEC, tax considerations and the pace at which the Adviser is able to transition certain of the Fund’s investments to tactically fund additional real estate investments.

Proxy Statement

A copy of the preliminary proxy statement is available free of charge on the SEC’s website at www.sec.gov. The preliminary proxy statement is not complete and is subject to review by the SEC staff and other changes. The Fund expects to file a definitive proxy statement which will then be available free of charge at www.nexpointgroup.com or at the SEC website, www.sec.gov. Shareholders should read the preliminary proxy statement and the definitive proxy statement, when it becomes available, carefully because they both contain or will contain important information. Shareholders should make no decision about the Proposals until reviewing the definitive proxy statement sent to them.

NHF and its trustees and officers, NexPoint and its affiliates’ respective members, trustees, directors, shareholders, officers and employees, Di Costa Partners LLC and other persons may be deemed to be participants in the solicitation of proxies with respect to the Proposals. Shareholders may obtain more detailed information regarding the direct and indirect interests of the foregoing persons by reading the preliminary proxy statement filed with the SEC, and the definitive proxy statement to be filed with the SEC, regarding the Proposals.

About the NexPoint Strategic Opportunities Fund (NHF)

The NexPoint Strategic Opportunities Fund (NYSE:NHF) (“NHF”) is a closed-end fund managed by NexPoint Advisors, L.P. The fund invests primarily in below investment grade debt, equity securities, and real estate, and has the ability to hedge risk.

For more information visit www.nexpointadvisors.com/fund.

WWW.NEXPOINTADVISORS.COM

MEDIA CONTACT: Lucy Bannon | (972) 419-6272 | mediarelations@nexpointadvisors.com

About NexPoint Advisors, L.P.

NexPoint Advisors, L.P. (“NexPoint Advisors”) is an SEC-registered adviser on the NexPoint alternative investment platform (“NexPoint”). NexPoint Advisors serves as the adviser to a suite of funds and investment vehicles, including a closed-end fund, interval fund, business development company (“BDC”), and various real estate vehicles.

For more information visit www.nexpointadvisors.com.

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While NexPoint is committed to the REIT conversion, it is still contingent upon an affirmative shareholder vote, regulatory approval, and the ability to reconfigure NHF’s portfolio to attain REIT status and deregister as an investment company. The conversion process could take approximately 24 months; and there can be no assurance that conversion of NHF to REIT status will improve its performance or reduce the discount to NAV.

In addition, these actions may adversely affect the Fund’s financial condition, yield on investment, results of operations, cash flow, per share trading price of our common shares and ability to satisfy debt service obligations, if any, and to make cash distributions to shareholders. Whether the Fund remains a registered investment company or converts to a REIT, its common shares, like an investment in any other public company, are subject to investment risk, including the possible loss of investment. For a discussion of certain other risks relating to the proposed conversion to a REIT, see “Implementation of the Business Change Proposal and Related Risks” in the proxy statement.

Shares of closed-end investment companies frequently trade at a discount to net asset value. The price of the Fund’s shares is determined by a number of factors, several of which are beyond the control of the Fund. Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value. Past performance does not guarantee future results.

No assurance can be given that the Fund will achieve its investment objectives.

Closed-End Fund Risk. The Fund is a closed-end investment company designed primarily for long-term investors and not as a trading vehicle. No assurance can be given that a shareholder will be able to sell his or her shares on the NYSE when he or she chooses to do so, and no assurance can be given as to the price at which any such sale may be effected.

Credit Risk. Investments rated below investment grade are commonly referred to as high-yield, high risk or “junk debt.” They are regarded as predominantly speculative with respect to the issuing company’s continuing ability to meet principal and/or interest payments. Non-payment of scheduled interest and/or principal would result in a reduction of income to the Fund, a reduction in the value of the asset experiencing non-payment and a potential decrease in NAV of the Fund.

Interest Rate Risk. Interest rate risk is the risk that debt securities, and the Fund’s net assets, may decline in value because of changes in interest rates. Generally, fixed rate debt securities will decrease in value when interest rates rise and increase in value when interest rates decline.

Leverage Risk. The Fund uses leverage through borrowings from notes and a credit facility, and may also use leverage through the issuances of preferred shares. The use of leverage magnifies both the favorable and unfavorable effects of price movements in the investments made by the Fund. Insofar as the Fund employs leverage in its investment operations, the Fund will be subject to substantial risks of loss.

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MEDIA CONTACT: Lucy Bannon | (972) 419-6272 | mediarelations@nexpointadvisors.com

Industry Concentration Risk. The Fund must invest at least 25% of the value of its total assets at the time of purchase in securities of issuers conducting their principal business activities in the real estate industry. The Fund may be subject to greater market fluctuations than a fund that does not concentrate its investments in a particular industry. Financial, economic, business, and other developments affecting issuers in the real estate industry will have a greater effect on the Fund, and if securities of the real estate industry fall out of favor, the Fund could underperform, or its NAV may be more volatile than, funds that have greater industry diversification.

Real Estate Risk. Real estate investments are subject to various risk factors. Generally, real estate investments could be adversely affected by a recession or general economic downturn where the properties are located. The full extent of the impact and effects of the recent outbreak of COVID-19 on the future financial performance of the Fund, and specifically, on its investments and tenants to properties held by its REIT subsidiaries, are uncertain at this time. The outbreak could have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown.

Illiquidity of Investments Risk. The investments made by the Fund may be illiquid, and consequently the Fund may not be able to sell such investments at prices that reflect the Investment Adviser’s assessment of their value or the amount originally paid for such investments by the Fund

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Media Contact

Lucy Bannon

mediarelations@nexpointadvisors.com

1-972-419-6272

WWW.NEXPOINTADVISORS.COM